SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Public Service Enterprise Group Incorporated

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Public Service Enterprise Group Incorporated 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 15, 2003
AND
PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on April 15, 2003, at 2:00 P.M., for the following purposes:

1.	To elect three members of Class I of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2006 and one member of Class III of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2005, in each case until their respective successors are elected and qualified;

2.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year 2003;

3.	To consider and act upon a stockholder proposal relating to the nomination of at least two candidates for each open Board position, if the proponent presents the proposal at the meeting; and

4.	To transact such other business as may properly come before said meeting or any adjournment thereof.

     Stockholders entitled to vote at the meeting are the holders of Common Stock of record at the close of business on February 21, 2003.

By order of the Board of Directors, EDWARD J. BIGGINS, JR. Secretary

March 3, 2003

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY FORM.

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by Public Service Enterprise Group Incorporated (PSEG or Enterprise) on behalf of its Board of Directors to be voted at its 2003 Annual Meeting of Stockholders. PSEG is a public utility holding company that owns directly four subsidiaries: Public Service Electric and Gas Company (PSE&G), which is an operating electric and gas utility; PSEG Power LLC (Power), which is an electric generation and wholesale energy marketing and trading company; PSEG Energy Holdings L.L.C. (Energy Holdings), which directly owns energy-related businesses that develop and acquire electric generation and distribution in selected international and domestic markets and provide capital to finance energy-related assets; and PSEG Services Corporation (Services), which provides management and administrative services to PSEG and its subsidiaries. The complete mailing address of the principal executive offices of PSEG is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973) 430-7000. PSEG’s Internet site can be reached at www.pseg.com. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders and made available electronically via the Internet was March 10, 2003.

     Every vote is important. Accordingly, each stockholder is urged to date, sign and return the accompanying proxy form whether or not he or she plans to attend the meeting. In addition, this year, stockholders of record may vote their proxies using the toll–free telephone number listed on the proxy form or via the Internet, at the electronic address also listed on the proxy form. When a proxy form is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented thereby will be voted by the persons named as proxies in accordance with the voting stockholder’s directions.

     Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. Stockholders voting telephonically or electronically should follow the directions given during the call or on the computer screen. The control number printed on the proxy form is designed to verify stockholder identity and confirm that voting instructions are properly recorded.

     For shares held in the name of a bank or broker, stockholders should follow the voting instructions on the form received from such bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of the relevant bank or broker.

     PSEG requests that if a stockholder plans to attend the Annual Meeting, he or she should indicate so on the proxy form or in voting shares telephonically or electronically. AN ADMISSION TICKET IS PRINTED ON THE TOP PORTION OF EACH PROXY FORM AND SHOULD BE USED BY EACH STOCKHOLDER WHO PLANS TO ATTEND. Maps and information regarding directions to the meeting location at The New Jersey Performing Arts Center, in Newark, New Jersey, may be found at the back of this Proxy Statement.

     A proxy given in the form which accompanies this Proxy Statement or a vote telephonically or electronically is revocable. However, by law, the presence at the Annual Meeting of a stockholder who has given such a proxy will not revoke the proxy, unless the stockholder files a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the meeting, or the stockholder votes the shares subject to the proxy by written ballot.

     Please note that this year we have utilized a more traditional format for the Annual Report, which contains the 2002 Consolidated Financial Statements and Notes of PSEG, along with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Independent Auditors’ Report.

VOTING SECURITIES

     Holders of record of the 225,353,951 shares of PSEG Common Stock outstanding at the close of business on February 21, 2003 will have one vote per share. The holders of Common Stock entitled to cast a majority of the votes at the meeting, present in person or represented by proxy, will constitute a quorum. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted.

     The accompanying proxy includes any shares registered in the names listed thereon in Enterprise Direct (formerly the Enterprise Dividend Reinvestment and Stock Purchase Plan) and the Enterprise Employee Stock Purchase Plan. If no instructions are received with respect to shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

     Participants in the PSEG Thrift and Tax-Deferred Savings Plan or PSEG Employee Savings Plan will receive a separate direction card from the respective plan’s trustee for shares that have been allocated to their accounts under the Enterprise Common Stock Fund and their ESOP Accounts. The trustee will vote the shares of PSEG Common Stock beneficially owned by the participant under the respective plan in accordance with such participant’s instructions.

     Stockholders are entitled to cumulative voting in the election of directors. This means that stockholders may cast with respect to the class to be elected a number of votes equal to the number of votes to which their shares are entitled, multiplied by the number of directors to be elected in that class. The votes may be cast for the election of one nominee or may be distributed among as many nominees in that class as desired.

BOARD OF DIRECTORS

     Management of PSEG is under the general direction of the Board of Directors. The Board consists of a majority of independent directors. The Board has adopted and operates under Corporate Governance Principles which reflect PSEG’s current governance practices in accordance with applicable statutory and regulatory requirements, including those of the Securities and Exchange Commission (SEC) and the New York Stock Exchange, Inc. (NYSE). The Principles are posted on PSEG’s website, www.pseg.com/corporategovernance.

     The Board has for a number of years established an Audit Committee, a Corporate Governance Committee and an Organization and Compensation Committee, each consisting solely of independent directors. As discussed more fully below, each of these committees has a charter that defines its roles and responsibilities. The charters are posted on PSEG’s website, www.pseg.com/corporategovernance.

     During 2002, the Board and these committees assessed PSEG’s governance practices in light of new statutory requirements, including the Sarbanes-Oxley Act of 2002, regulations of the SEC and proposed rules of the NYSE. As a result, the Corporate Governance Principles and existing committee charters were modified to reflect current practices and new requirements, and a charter was adopted for the Organization and Compensation Committee.

     The Board is divided into three classes of as nearly equal numbers of directors as possible. As a result of this classification of directors, one class of directors is elected each year for a three-year term. Directors whose terms expire are eligible for renomination and will be considered by the Corporate Governance Committee in accordance with its policies, which are described under “Corporate Governance Committee”, and subject to the retirement policy for directors mentioned below.

     The present terms of the three directors included in Class I of the Board of Directors, Ernest H. Drew, E. James Ferland and Marilyn M. Pfaltz, expire at the 2003 Annual Meeting. Ms. Pfaltz will retire as a director at the expiration of her term at this year’s Annual Meeting, in accordance with the retirement policy described below. Raymond G. Gilmartin, currently a director in Class III, has indicated that he will resign effective with the convening of the 2003 Annual Meeting.

     The Board wishes to thank Ms. Pfaltz and Mr. Gilmartin for their many years of dedicated service.

     In addition, Caroline Dorsa and Thomas A. Renyi were elected as directors by the Board of Directors effective February 28, 2003 for terms expiring with the 2003 Annual Meeting. Ms. Dorsa has been nominated to serve as a director in Class I for a three-year term, which will expire at the 2006 Annual Meeting, and Mr. Renyi has been nominated to serve as a director in Class III for a two-year term, which will expire at the 2005 Annual Meeting.

     Therefore, at this year’s meeting, directors will be elected to fill three positions in Class I to serve until the 2006 Annual Meeting and one director will be elected to fill a position in Class III to serve until the 2005 Annual Meeting, in each case until their respective successors are elected and qualified. Dr. Drew and Mr. Ferland were elected to their present terms by the stockholders. The present term of Class II of the Board of Directors expires at the 2004 Annual Meeting, and the present term of Class III expires at the 2005 Annual Meeting. Directors in Class II and Class III (other than Mr. Renyi) will not be elected at the 2003 Annual Meeting.

     The By-Laws of PSEG currently provide that the Board of Directors shall consist of not less than 3 nor more than 16 directors as shall be fixed from time to time by the Board. With the election of Ms. Dorsa and Mr. Renyi, the number of directors was raised to 11, but will return to 9, effective upon the convening of the Annual Meeting.

     The Board of Directors of PSEG holds regular monthly meetings, except in February, May and August, and meets on other occasions when circumstances require. The Board met ten times in 2002, and, on average, the meetings lasted approximately three hours. The Board meets periodically in executive session, without management present. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. In addition, during 2002, E. James Ferland, Albert R. Gamper, Jr., Conrad K. Harper and Marilyn M. Pfaltz served on the Board of Directors of PSE&G. Mr. Ferland also served on the Boards of Directors of Energy Holdings, Power and Services. The PSE&G Board met 9 times in 2002. Committee membership and membership on the PSE&G Board is shown in the biographies under “Election of Directors”.

     Under the retirement policy for directors, directors who have never been employees of the PSEG group of companies and directors who are former chief executive officers of PSEG may not serve as directors beyond the Annual Meeting of Stockholders following their seventieth birthday. Directors who are former employees, other than chief executive officers, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies. In addition, directors must submit a letter of resignation upon a change in primary employment.

Committees of the Board

     The committees of the PSEG Board and their principal functions are as follows:

  Audit Committee

     Directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditors, which reports directly to the Committee. Reviews independence of independent auditors, services provided by them, their fees and peer review reports of their performance. Pre-approves the fees paid to the independent auditors for all services provided to PSEG and its subsidiaries. Conducts a review of annual audited and quarterly financial statements and evaluates the acceptability and quality of such statements with the independent auditors, management and internal auditors. Recommends to the Board of Directors the inclusion of the audited financial statements in PSEG’s Annual Report to the Securities and Exchange Commission on Form 10-K. Resolves any disagreements which may arise between management and the independent auditors regarding financial reporting.

     Annually reviews and assesses the Audit Committee Charter. Reviews compliance with legal and regulatory requirements. Reviews annual audit reports of both independent and internal auditors, as well as environmental health and safety auditors. Reviews planned scope of future audits. Ascertains implementation of auditors’ recommendations. Reviews internal auditing procedures and internal accounting controls. Reviews adequacy and implementation of policies and practices relating to accounting, financial reporting, internal auditing, operating controls, business conduct compliance program (including environmental health and safety compliance) and business ethics. Meets privately with representatives of the independent auditors, internal auditors and environmental auditors.

     The Board determines annually, and upon a change in Committee composition, the independence, financial literacy and financial expertise of the Committee members and makes written affirmation to the NYSE in accordance with its rules. Under the current rules of the NYSE and the Audit Committee’s Charter, all members must be independent and financially literate and one member must have financial expertise. The committee members meet these requirements. The Board of Directors has not yet designated any members as Audit Committee Financial Experts under the rules of the SEC adopted in January 2003, which will be effective later in the year. The Board will consider this matter during 2003 as a part of its ongoing governance review. The Audit Committee will also continue its assessment and enhancement of governance practices in 2003, including assurance that there exist adequate independent procedures for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

     The Committee held eight meetings in 2002. The Audit Committee Report appears below on page 17. The Audit Committee Charter is attached as Appendix A and posted on PSEG’s website, www.pseg.com/corporategovernance.

  Corporate Governance Committee

     Monitors the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise and independence. Considers qualifications of Board members and evaluates prospective nominees and recommends to the Board membership changes and nominees to maintain requisite balance. Periodically evaluates performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices. Makes recommendations to the Board to improve effectiveness of the Board and its committees. Recommends to the Board the chairs and members of Board committees. The Committee met three times in 2002. The Corporate Governance Committee Charter is posted on PSEG’s website, www.pseg.com/corporategovernance.

     The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board of Directors. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. In addition, the By-Laws of PSEG require that shareholder nominations must be submitted at least 90 days in advance of an Annual Meeting.

     The Corporate Governance Committee seeks candidates for the Board of Directors with an attained position of leadership in their field of endeavor, breadth of experience and sound business judgment. It is the policy of the Board of Directors that a person who is not an employee of PSEG shall not be recommended initially to the stockholders for election as a director unless it appears that, consistent with the retirement policy for directors referred to above, such person would be available to serve as a director for at least five years.

  Executive Committee

     Except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board of Directors when the Board is not in session. This Committee meets only on call and did not meet during 2002.

  Finance Committee

     Considers corporate financial policies, or changes therein, before presentation to the Board of Directors. Periodically reviews PSEG’s financial planning. Makes recommendations to the Board of Directors regarding the issuance and sale of securities. Oversees the investment of the assets of the pension plans and nuclear decommissioning trust fund of PSEG and its subsidiaries. The Committee held five meetings in 2002.

  Nuclear Committee

     Provides an independent basis for evaluating the safety and effectiveness of PSEG’s nuclear operations. Specific attention is provided to evaluation of overall management attention to nuclear safety, regulatory issues and other evaluations of nuclear operations, and to improvement in operations. The Committee held four meetings in 2002.

  Organization and Compensation Committee

     Reviews, approves and modifies, as necessary, PSEG’s executive compensation policy. Studies and makes recommendations to the Board of Directors concerning corporate organization in general and compensation for directors and certain executives. Administers the compensation program for executive officers. Makes comparative studies and reports to the Board of Directors with respect to compensation for directors who are not officers. Reviews and makes recommendations to the Board of Directors with respect to certain benefit plans for directors and officers. Administers certain benefit plans for directors and officers. Annually reviews succession and development plans and performance reviews for the CEO and certain other key members of management. Retains independent compensation consultants to assist it in its responsibilities.

     The Committee held three meetings in 2002. The Organization and Compensation Committee Report on Executive Compensation appears below on page 15. The Organization and Compensation Committee Charter is posted on PSEG’s website, www.pseg.com/corporategovernance.

Proposal 1

ELECTION OF DIRECTORS

     At the 2003 Annual Meeting of Stockholders, three members of Class I of the Board of Directors are to be elected to hold office until the Annual Meeting of Stockholders in 2006 and one member of Class III of the Board of Directors is to be elected to hold office until the Annual Meeting of Stockholders in 2005, in each case until their respective successors are elected and qualified.

     The nominees listed below were selected by the Board of Directors upon the recommendation of the Corporate Governance Committee. Proxies will be voted for these nominees, unless authority to vote for one or more of them shall have been withheld by so marking the enclosed proxy form or so indicating when voting by telephone or Internet.

     If at the time of the meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is further reduced.

     There is shown as to each nominee, and as to each director whose term of office will continue after the 2003 Annual Meeting, the period of service as a director of PSEG, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other present directorships. Beneficial ownership of PSEG Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners. During 2002, each nominee and each director attended more than 75% of the aggregate number of Board meetings and committee meetings on which he or she served.

Nominees For Election As Director

Class I—Nominees For Terms Expiring in 2006

CAROLINE DORSA has been a Director since February 2003. Age 43. Member of Audit Committee, Corporate Governance Committee and Finance Committee. Has been Vice President and Treasurer of Merck & Co., Inc., Whitehouse Station, New Jersey (discovers, develops, manufactures and markets human and animal health products) since December 1996. Was Treasurer from January 1994 to November 1996 and Executive Director of the U. S. Human Health Marketing subsidiary of Merck & Co., Inc. from June 1992 to January 1994. Director of Readington Holdings, Inc.

Caroline Dorsa

Nominees For Election As Director

Class I—Nominees For Terms Expiring in 2006 (continued)

ERNEST H. DREW has been a director since 1993. Age 66. Chairman of Corporate Governance Committee and member of Nuclear Committee and Organization and Compensation Committee. Until retirement, was Chief Executive Officer of Industries and Technology Group–Westinghouse Electric Corporation, from July 1997 to December 1997. Was a Member, Board of Management, Hoechst AG, Frankfurt, Germany (manufactures pharmaceuticals, chemicals, fibers, film, specialties and advanced materials) from January 1995 to June 1997. Was Chairman of the Board and Chief Executive Officer of Hoechst Celanese Corporation, Somerville, New Jersey from May 1994 until January 1995, and President and Chief Executive Officer from January 1988 until May 1994. Director of Thomas & Betts Corporation, Ashland Inc. and UQM Technologies, Inc.

Ernest H. Drew

E. JAMES FERLAND has been a director since 1986, and Chairman of the Board, President and Chief Executive Officer of PSEG since July 1986, Chairman of the Board and Chief Executive Officer of PSE&G since July 1986, Chairman of the Board and Chief Executive Officer of Energy Holdings since June 1989, Chairman of the Board and Chief Executive Officer of Power since June 1999 and Chairman of the Board and Chief Executive Officer of Services since November 1999. Age 61. Chairman of Executive Committee.

E. James Ferland

Class III—Nominee For Term Expiring in 2005

THOMAS A. RENYI has been a director since February 2003. Age 57. Member of Audit Committee, Finance Committee and Organization and Compensation Committee. Has been Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., New York, New York and The Bank of New York, New York, New York (provider of banking and other financial services to corporations and individuals) since February 1998. Was President and Chief Executive Officer of The Bank of New York Company from July 1997 to January 1998 and President of The Bank of New York from March 1992 to June 1997. Was President and Chief Executive Officer of The Bank of New York from January 1996 to January 1998 and President and Chief Operating Officer from December 1994 to December 1995. Director of The Bank of New York Company, Inc. and The Bank of New York.

Thomas A. Renyi

Directors Whose Terms Continue Beyond the 2003 Annual Meeting
and Who Are Not Subject to Election this Year

Class II—Directors Whose Terms Expire in 2004

ALBERT R. GAMPER, JR. has been a director since December 2000. Age 60. Chairman of Audit Committee and member of Executive Committee, Finance Committee and Nuclear Committee. Director of PSE&G. Has been Chairman of the Board, President and Chief Executive Officer of The CIT Group, Inc., Livingston, New Jersey (commercial finance company), since July 2002. Was President and Chief Executive Officer from February 2002 to June 2002. Was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002. Was Chairman of the Board, President and Chief Executive Officer of The CIT Group, Inc., from January 2000 to June 2001. Was President and Chief Executive Officer of The CIT Group, Inc. from December 1989 to December 1999.

Albert R. Gamper, Jr.

WILLIAM V. HICKEY has been a director since October 2001. Age 58. Member of Audit Committee, Finance Committee and Organization and Compensation Committee. Has been President and Chief Executive Officer of Sealed Air Corporation, Saddle Brook, New Jersey (manufactures food and specialty protective packaging materials and systems), since March 2000. Was President and Chief Operating Officer from December 1996 to February 2000 and, prior to that, Executive Vice President from 1994 to December 1996. Director of Sealed Air Corporation and Sensient Technologies Corporation.

William V. Hickey

RICHARD J. SWIFT has been a director since 1994. Age 58. Chairman of Nuclear Committee and member of Audit Committee and Corporate Governance Committee. Has been Chairman of the Financial Accounting Standards Advisory Council since January 2002. Was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey (provides design, engineering, construction, manufacturing, management, plant operations and environmental services) from April 1994 until October 2001. Was President and Chief Operating Officer of Foster Wheeler Ltd. from December 1992 to April 1994. Director of Ingersoll-Rand Limited and Kaman Corporation.

Richard J . Swift

Directors Whose Terms Continue Beyond the 2003 Annual Meeting
and Who Are Not Subject to Election this Year

Class III—Directors Whose Terms Expire in 2005

CONRAD K. HARPER has been a director since 1997. Age 62. Chairman of Finance Committee and member of Nuclear Committee and Organization and Compensation Committee. Director of PSE&G. Of counsel to the law firm of Simpson Thacher & Bartlett, New York, New York since January 2003. Was a partner from October 1996 to December 2002 and from October 1974 to May 1993. Was Legal Adviser, U.S. Department of State from May 1993 to June 1996. Director of New York Life Insurance Company.

Conrad K. Harper

SHIRLEY ANN JACKSON has been a director since June 2001. Age 56. Member of Audit Committee, Finance Committee and Organization and Compensation Committee. Has been President of Rensselaer Polytechnic Institute since July 1999. Was previously a director from 1987 to 1995, prior to becoming Chair, U.S. Nuclear Regulatory Commission from July 1995 to July 1999. Was Professor of Theoretical Physics, Rutgers University and consultant in semiconductor theory to AT&T Bell Laboratories from 1991 to 1995. Director of AT&T Corporation, FedEx Corporation, Marathon Oil Corporation, Sealed Air Corporation, US Steel Corporation, Key Corp. and Medtronic, Inc.

Shirley Ann Jackson

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Directors and Management

     The following table sets forth, as of February 21, 2003, the record date, beneficial ownership of PSEG Common Stock, including options, by the directors and executive officers named in the table appearing under Executive Compensation. None of these amounts exceeds 1% of the Common Stock outstanding, except for the amount for all directors and executive officers as a group which constitute approximately 2.41%.

Name	Amount and Nature of Beneficial Ownership
Frank Cassidy	771,159	(1)
Caroline Dorsa	0	(2)
Robert J. Dougherty, Jr	781,502	(3)
Ernest H. Drew	9,120	(4)
E. James Ferland	1,761,252	(5)
Albert R. Gamper, Jr	3,404	(6)
Raymond V. Gilmartin	9,120	(7)
Conrad K. Harper	4,954	(8)
William V. Hickey	2,604	(9)
Shirley Ann Jackson	1,695	(10)
Alfred C. Koeppe	578,952	(11)
Thomas M. O’Flynn	660,014	(12)
Marilyn M. Pfaltz	13,518	(13)
Thomas A. Renyi	0	(14)
Richard J. Swift	8,037	(15)
All directors and executive officers as a group (18 persons)	5,433,498	(16)

(1)	Includes the equivalent of 1,867 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 760,000 shares, 360,001 of which are currently exercisable.

(2)	Does not include 300 shares purchased after the record date and 800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below, upon election as a director effective February 28, 2003.

(3)	Includes the equivalent of 1,034 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 751,666 shares, 351,667 of which are currently exercisable.

(4)	Includes 4,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(5)	Includes the equivalent of 14,205 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 1,465,000 shares, 781,667 of which are currently exercisable. Includes 210,000 shares of restricted stock, which vest as described below under Employment Contracts and Arrangements.

(6)	Includes 1,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(7)	Includes 4,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(8)	Includes 3,000 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(9)	Includes 1,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(10)	Includes 1,200 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(11)	Includes the equivalent of 2,852 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 570,000 shares, 275,000 of which are currently exercisable.

(12)	Includes the equivalent of 14 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 560,000 shares, 126,667 of which are currently exercisable. Includes 100,000 shares of restricted stock, which vest as described below under Employment Contracts and Arrangements.

(13)	Includes 6,355 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(14)	Does not include 800 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below, upon election as a director effective February 28, 2003.

(15)	Includes 3,600 shares of restricted stock awarded pursuant to the Stock Plan for Outside Directors described below.

(16)	Includes the equivalent of 20,155 shares held under PSE&G Thrift and Tax-Deferred Savings Plan. Includes options to purchase 4,914,666 shares, 2,194,671 of which are currently exercisable. Includes 334,955 shares of restricted stock.

Certain Beneficial Owners

     The following table sets forth, as of February 21, 2003, beneficial ownership by any person or group known to PSEG to be the beneficial owner of more than five percent of PSEG Common Stock. According to the Schedules 13G filed by these owners with the Securities and Exchange Commission, these securities were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of PSEG and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Name and Address	Amount and Nature of Beneficial Ownership	Percent
Vanguard Windsor Funds—Windsor II Fund (1)	12,745,000(1)(2)(3)	5.73(1)
100 Vanguard Boulevard
Malvern, PA 19355

Barrow, Hanley, Mewhinney & Strauss, Inc.(4)	12,957,900(3)(4)(5)	5.77(4)
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, TX 75204-2429

(1)	As reported on Schedule 13G/A filed February 13, 2003.

(2)	Has sole voting power but shared dispositive power.

(3)	Barrow, Hanley, Mewhinney & Straus, Inc. has advised PSEG that it is an investment manager of Windsor II Fund and the shares reported by it on its Schedule 13G are included in the shares reported by Vanguard Windsor Funds—Windsor II Fund in its Schedule 13G/A.

(4)	As reported on Schedule 13G filed February 12, 2003.

(5)	Has shared voting power with respect to 12,886,900 shares and sole voting power with respect to 71,000 shares. Has sole dispositive power with respect to all shares.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 2002, no director or executive officer of PSEG was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving PSEG Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth compensation paid or awarded to the Chief Executive Officer (CEO) and the four most highly compensated executive officers of PSEG as of December 31, 2002 for all services rendered to PSEG and its subsidiaries and affiliates during each year indicated.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
			Bonus/Annual	Awards			Payouts
Name and Principal Position	Year	Salary ($)	Incentive Award ($)(1)	Restricted Stock ($)		Options (#)(2)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
E. James Ferland	2002	975,000	713,800	0		350,000	0	6,002
Chairman of the Board,	2001	926,525	1,023,000	2,248,000	(5)	350,000	400,800	51,152
President and CEO of PSEG	2000	890,000	1,001,300	0		300,000	361,440	59,037

Frank Cassidy	2002	470,000	235,900	0		130,000	0	5,003
President and Chief	2001	448,319	283,200	0		130,000	120,240	4,254
Operating Officer of Power	2000	390,000	279,900	0		350,000	112,950	4,254

Thomas M. O’Flynn	2002	470,000	232,900	0		130,000	0	8,002
Executive Vice President	2001	198,295	337,500	4,966,000	(7)	430,000	0	0
and Chief Financial Officer	2000	0	0	0		0	0	0
of PSEG(6)

Robert J. Dougherty, Jr	2002	540,000	40,800	0		130,000	0	5,002
President and Chief	2001	518,057	308,100	0		130,000	200,400	4,253
Operating Officer of Energy	2000	490,000	358,400	0		350,000	162,648	4,251
Holdings

Alfred C. Koeppe	2002	374,000	143,200	0		75,000	0	8,004
President and Chief	2001	358,654	270,000	0		75,000	100,200	6,803
Operating Officer of	2000	340,000	255,000	0		310,000	90,360	6,805
PSE&G

(1)	Amounts awarded in 2002 and 2001 were earned under the Restated and Amended Management Incentive Compensation Plan and in 2000 was earned under the Management Incentive Compensation Plan and determined and paid in the following year based on individual performance and financial and operating performance of PSEG, including comparison to other companies. In addition, the amount awarded to Mr. Koeppe for 2002 included a special achievement award.

(2)	All grants of options to purchase shares of PSEG Common Stock were non-qualified options made under the 1989 Long-Term Incentive Plan (1989 LTIP) and/or the 2001 Long-Term Incentive Plan (2001 LTIP). All options granted were non-tandem. Non-tandem grants are made without performance units and dividend equivalents.

(3)	Amount paid in proportion to options exercised, if any, based on value of previously granted performance units and dividend equivalents under the 1989 LTIP, each as measured during the three-year period ending the year prior to the year in which payment is made. Under the 1989 LTIP, tandem grants were made with an equal number of performance units and dividend equivalents which may provide cash payments, dependent upon future financial performance of PSEG in comparison to other companies and dividend payments by PSEG, to assist recipients in exercising options granted. The tandem grant was made at the beginning of a three-year performance period and cash payment of the value of such performance units and dividend equivalents is made following such period in proportion to the options, if any, exercised at such time.

(4)	Includes employer contribution to Thrift and Tax-Deferred Savings Plan:

	Ferland ($)	Cassidy ($)	O’Flynn ($)	Dougherty ($)	Koeppe ($)
2002	6,002	5,003	8,002	5,002	8,004
2001	5,102	4,254	0	4,253	6,803
2000	5,102	4,254	0	5,102	6,804

In addition 2001 and 2000 amounts include for Mr. Ferland $46,050 and $53,935 representing interest on compensation deferred under PSE&G’s Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Prior to January 1, 2000, under PSE&G’s Deferred Compensation Plan, interest was paid at prime rate plus 1/2%, adjusted quarterly. Effective January 1, 2000, the Plan was amended to permit participants to select from among four additional investment options for compensation that is deferred.

(5)	Value as of original award date, based on the closing price of $40.80 on the New York Stock Exchange on November 20, 2001, with respect to an award to Mr. Ferland of 60,000 shares of restricted stock, with 30,000 shares vesting in 2006 and 30,000 shares vesting in 2007. Dividends on the shares awarded are paid in cash from the date of award.

(6)	Mr. O’Flynn commenced employment in July 2001.

(7)	Value as of original award date, based on the closing price of $49.66 on the New York Stock Exchange on July 2, 2001, with respect to an award to Mr. O’Flynn of 100,000 shares of restricted stock, with 33,000 shares vesting in 2002, 33,000 shares vesting in 2003 and 34,000 shares vesting in 2004. Dividends on the shares awarded are paid in cash from the date of the award.

Option Grants in Last Fiscal Year (2002)

	Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
E. James Ferland	350,000	18.5	31.43	12/17/12	1,536,500
Frank Cassidy	130,000	6.9	31.43	12/17/12	570,700
Thomas M. O’Flynn	130,000	6.9	31.43	12/17/12	570,700
Robert J. Dougherty, Jr	130,000	6.9	31.43	12/17/12	570,700
Alfred C. Koeppe	75,000	4.0	31.43	12/17/12	329,250

(1)	Granted under 2001 LTIP with exercisability commencing December 17, 2003, December 17, 2004 and December 17, 2005, respectively, with respect to one-third of the options at each such date.

(2)	Determined using the Black-Scholes model, incorporating the following material assumptions and adjustments: (a) exercise price of $31.43, equal to the fair market value of the underlying PSEG Common Stock on the date of grant; (b) an option term of ten years on all grants; (c) interest rate of 4.03% that represent the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option terms; (d) volatility of 31.67% calculated using daily PSEG Common Stock prices for the one-year period prior to the grant date; (e) dividend yield of 6.87% and (f) reductions of approximately 7.83% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 6.96% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration dates. Actual values which may be realized, if any, upon any exercise of such options, will be based on the market price of PSEG Common Stock at the time of any such exercise and thus are dependent upon future performance of PSEG Common Stock. There is no assurance that any such value realized will be at or near the value estimated by the Black-Scholes model utilized.

Aggregated Option Exercises in Last Fiscal Year (2002) and
Fiscal Year-End Option Values (12/31/02)

Name	Shares Acquired On Exercise (#)(1)	Value Realized ($)(2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)(3)	Unexercisable ($)(3)
E. James Ferland	0	0	781,667	683,333	253,750	234,500
Frank Cassidy	0	0	360,001	399,999	38,063	87,100
Thomas M. O’Flynn	0	0	126,667	433,333	0	87,100
Robert J. Dougherty, Jr	0	0	351,667	399,999	0	87,100
Alfred C. Koeppe	0	0	275,000	295,000	25,375	50,250

(1)	Does not reflect any options granted and/or exercised after year-end (12/31/02). The net effect of any such grants and exercises is reflected in the table appearing under Security Ownership of Directors, Management and Certain Beneficial Owners.

(2)	Represents difference between exercise price and market price of PSEG Common Stock on date of exercise.

(3)	Represents difference between market price of PSEG Common Stock and the respective exercise prices of the options at fiscal year-end (12/31/02). Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of PSEG Common Stock at the time of any such exercise and thus are dependent upon future performance of PSEG Common Stock.

Employment Contracts and Arrangements

     PSEG has entered into an employment agreement dated as of June 16, 1998 and amended as of November 20, 2001 with Mr. Ferland covering his employment as Chief Executive Officer through March 31, 2007. The Agreement provides that Mr. Ferland will be renominated for election as a Director during his employment under the Agreement. The Agreement provides that Mr. Ferland’s base salary, target annual incentive bonus and long term incentive bonus will be determined based on compensation practices for CEOs of similar companies and that his annual salary will not be reduced during the term of the Agreement. The Agreement also provided for an award to him of 150,000 shares of restricted PSEG Common Stock as of June 16, 1998 and 60,000 shares of restricted PSEG Common Stock as of November 20, 2001, with 60,000 shares vesting in 2002; 20,000 shares vesting in 2003; 30,000 shares vesting in 2004; 40,000 shares vesting in 2005; 30,000 shares vesting in 2006; and 30,000 shares vesting in 2007. Any non-vested shares are forfeited upon his retirement unless the Board of Directors, in its discretion, determines to waive the forfeiture. The Agreement provides for the granting of 22 years of pension credit for Mr. Ferland’s prior service, which was awarded at the time of his initial employment.

     PSEG has entered into an employment agreement dated as of April 18, 2001 and amended as of December 21, 2001 with Mr. O’Flynn covering his employment as Executive Vice President and Chief Financial Officer through July 1, 2006. The Agreement provides that Mr. O’Flynn’s base salary, target annual incentive bonus and long term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during the term of the Agreement. The Agreement also provided for an award to him of 100,000 shares of restricted PSEG Common Stock as of July 1, 2001, with 33,000 shares vesting in 2002; 33,000 shares vesting in 2003; and 34,000 shares vesting in 2004. Any non-vested shares are forfeited if Mr. O’Flynn has not remained continuously employed as of the date such shares would vest. The Agreement awarded Mr. O’Flynn 250,000 options on PSEG Common Stock, of which 50,000 vest on each July 1 from 2002 through 2006, and expire on July 1, 2011, provided he has remained continuously employed by PSEG through such vesting date. The Agreement also awarded 50,000 options, of which one-third vest annually on each July 1 from 2002 through 2004. The Agreement provides for the granting, upon the completion of five years of service with PSEG, of 15 years of pension credit for Mr. O’Flynn’s prior service.

     PSEG has entered into employment agreements with each of Messrs. Cassidy, Dougherty and Koeppe dated as of October 17, 2000, covering the respective employment of each in the position listed in the Summary Compensation Table through October 16, 2005. The Agreements are essentially identical and provide that the base salary, target annual incentive bonus and long-term incentive bonus of each will be determined based on compensation practices of similar companies and that annual salary will not be reduced during the term of the Agreement, and awarded to each of Messrs. Cassidy, Dougherty and Koeppe 250,000 options on PSEG Common Stock, 50,000 of which vest on each October 17 from 2001 through 2005, and expire on October 17, 2010, provided the individual has remained continuously employed by PSEG through each such vesting date. The Agreement for Mr. Koeppe also provides for the grant of 25 years of pension credit for Mr. Koeppe’s prior service.

     Each of the Agreements further provides that if the individual is terminated without “Cause” or resigns for “Good Reason” (as those terms are defined in each Agreement) during the term of the Agreement, the respective entire restricted stock award and/or entire option award becomes vested, the individual will be paid a benefit of two times base salary and target bonus, and his welfare benefits will be continued for two years unless he is sooner employed. In the event such a termination occurs after a “Change in Control” (also as defined in the Agreement), the payment to the individual becomes three times the sum of salary and target bonus, continuation of welfare benefits for three years unless sooner reemployed, payment of the net present value of providing three years additional service under PSEG’s retirement plans, and a gross-up for excise taxes on any termination payments due under the Internal Revenue Code. Each of the Agreements provides that the individual is prohibited for one year (two years for Mr. Ferland) from competing with and for two years from recruiting employees from, PSEG or its subsidiaries or affiliates, after termination of employment. Violation of these provisions requires a forfeiture of the respective restricted stock and option grants and certain benefits.

Compensation Committee Interlocks and Insider Participation

     During 2002, each of the following individuals served as a member of the Organization and Compensation Committee: Raymond V. Gilmartin, Chairman, Ernest H. Drew, T. J. Dermot Dunphy (retired Director), Conrad K. Harper, William V. Hickey and Shirley Ann Jackson. During 2002, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of any PSEG company. No officer of PSEG served on the compensation committee of any of the companies for which any of these individuals served as an officer.

Compensation of Directors and Certain Business Relationships

     During 2002, a director who was not an officer of PSEG or its subsidiaries and affiliates was paid an annual retainer of $30,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to PSEG or PSE&G. This amount was raised to $40,000 effective for 2003. Pursuant to the Compensation Plan for Outside Directors, a certain percentage, currently fifty percent, of the annual retainer is paid in PSEG Common Stock. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $3,000, increased for 2003 to $5,000, except for the Chair of the Audit Committee, who will receive $10,000. In addition, beginning in 2003, each member of the Audit Committee will receive an annual retainer of $5,000.

     PSEG also maintains a Stock Plan for Outside Directors pursuant to which directors who are not employees of PSEG or its subsidiaries receive shares of restricted stock for each year of service as a director. For 2002, this amount was 600 shares, increased to 800 shares for 2003. Such shares held by each non-employee director are included in the table above under the heading Security Ownership of Directors, Management and Certain Beneficial Owners.

     The restrictions on the stock granted under the Stock Plan for Outside Directors provide that the shares are subject to forfeiture if the director leaves service at any time prior to the Annual Meeting of Stockholders following his or her 70th birthday. This restriction would be deemed to have been satisfied if the director’s service were terminated after a “change in control” as defined in the Plan or if the director were to die in office. PSEG also has the ability to waive these restrictions for good cause shown. Restricted stock may not be sold or otherwise transferred prior to the lapse of the restrictions. Dividends on shares held subject to restrictions are paid directly to the director, and the director has the right to vote the shares.

Compensation Pursuant to Pension Plans

     The table below illustrates annual retirement benefits for executive officers expressed in terms of single life annuities based on the average final compensation and service shown and retirement at age 65. A person’s annual retirement benefit is based upon a percentage that is equal to years of credited service plus 30, but not more than 75%, times average final compensation at the earlier of retirement, attainment of age 65 or death. These amounts are reduced by Social Security benefits and certain retirement benefits from other employers. Pensions in the form of joint and survivor annuities are also available.

Pension Plan Table

	Length of Service
Average Final Compensation	30 Years	35 Years	40 Years	45 Years
500,000	300,000	325,000	350,000	375,000
600,000	360,000	390,000	420,000	450,000
700,000	420,000	455,000	490,000	525,000
800,000	480,000	520,000	560,000	600,000
900,000	540,000	585,000	630,000	675,000
1,000,000	600,000	650,000	700,000	750,000
1,100,000	660,000	715,000	770,000	825,000
1,200,000	720,000	780,000	840,000	900,000
1,300,000	780,000	845,000	910,000	975,000
1,400,000	840,000	910,000	980,000	1,050,000
1,500,000	900,000	975,000	1,050,000	1,125,000

     Average final compensation, for purposes of retirement benefits of executive officers, is generally equivalent to the average of the aggregate of the salary and bonus amounts reported in the Summary Compensation Table above under “Annual Compensation” for the five years preceding retirement, not to exceed 150% of the average annual salary for such five year period. Messrs. Ferland, Cassidy, O’Flynn, Dougherty and Koeppe will have accrued approximately 48, 48, 44, 48 and 46 years of credited service, respectively, as of age 65.

ORGANIZATION AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     The compensation program for executive officers of PSEG and its subsidiaries is administered by the Organization and Compensation Committee of the PSEG Board of Directors. The Organization and Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted on PSEG’s website. During 2002, the Committee consisted solely of independent directors. Policies and plans developed by the Committee are approved by the full Board of Directors. Administration of the plans is the responsibility of the Committee.

     The Committee’s philosophy on executive compensation is to base compensation on the value and level of performance of the executive and to link compensation to shareholder value. To achieve this result, the Committee has developed and administers several pay delivery systems designed to focus executive efforts on improving corporate performance. These systems include base salary, an annual incentive compensation plan and a long-term incentive compensation plan. Also included as compensation are a deferred compensation plan, employer contributions to a 401(k) plan and an employee stock purchase plan.

     Base salary levels are reviewed annually using compensation data compiled by outside compensation experts for similar positions and comparable companies. The utilities surveyed include some of, but are not limited to, those included in the Dow Jones Utilities Index. Most of the general industry companies surveyed are included in the S&P 500 Composite Stock Price Index. Each of these indices are shown in the Performance Graph below. For PSE&G positions, market data is reviewed for large electric and gas utilities, as well as for general industry. For Power, data for energy services and relevant general industry is utilized, while for Energy Holdings and Services positions, relevant general industry data is taken into consideration. Individual performance of the executive with respect to corporate performance criteria is determined and taken into account when setting salaries against the competitive market data. Such corporate performance criteria include attainment of business unit plans and financial targets, as well as individual measures for each executive officer related to such person’s area of responsibility. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive market. Generally, for 2002, base salaries were increased from 2001 levels to reflect general market adjustments for comparable positions.

     For fiscal year 2002, the base salary of E. James Ferland, Chairman of the Board, President and Chief Executive Officer, based on overall performance and consideration of market data, was set at a rate which was approximately the median of comparable size energy companies. Since the incentive compensation plans discussed below have been based in part upon a percentage of salary, these elements of Mr. Ferland’s compensation may be affected by increases in salary. In determining base salary for Mr. Ferland, individual performance in relation to corporate performance factors such as achievement of business plans, financial results, safety, human resources management, nuclear operations, effectiveness of transition to competitive environment and civic leadership are considered.

     The Restated and Amended Management Incentive Compensation Plan is designed to motivate and reward executives for both achievement of individual goals and overall company results and operates as an incentive compensation pool plan pursuant to which an award fund is established by the Committee each year. The maximum award fund in any year is 2.5% of PSEG’s net income. Mr. Ferland’s maximum award cannot exceed 10% of the award fund and the maximum award for other participants cannot exceed 90% of the award fund divided by the number of participants, other than Mr. Ferland, for that plan year. The Committee has the authority to reduce the award of any participant below the maximum award otherwise payable based upon criteria it deems appropriate. For plan year 2002, each individual executive officer whose award is not subject to the income tax deduction limit of Section 162(m) of the Internal Revenue Code, described below, had a target incentive award, expressed as a percentage of salary ranging from 30% to 60%, established by the Committee. Each individual target incentive award was multiplied by two components, one reflecting corporate goal results and one reflecting a combination of business factors and individual goal results. The corporate goal for 2002 was based upon a comparison of PSEG return on equity to a group of utilities which comprise the Dow Jones Utilities Index. The return on equity is measured as of September 30, rather than December 31, in order to permit award determinations to be made and paid closer in time to year-end.

     The corporate goal was computed by assigning an award factor of between 0 and 1.5 based upon the comparison of return on equity. The award is adjusted based upon PSEG’s return on equity in reference to the comparison group. A return of five percentage points above the median results in an award factor of 1.5. For 2002, the corporate goal factor was 0.63. After applying the corporate goal factor, the resulting amount is further multiplied by a combination of a business factor and an individual factor of between 0 and 1.5, based upon the executive’s accomplishment of specific objectives. The criteria utilized with respect to a significant percentage of such individual specific objectives were the attainment of certain corporate performance goals. Depending on the executive officer, for 2002 these corporate factors were financial and business performance, regulatory and public policy strategies, business strategy, safety, nuclear performance, management of corporate support services and cost savings.

     Annual awards are determined within 120 days of the end of the fiscal year. Awards for 2002 performance, including Mr. Ferland’s, were determined in January 2003. The Committee determined to reduce Mr. Ferland’s award below the maximum allowed to reflect certain specific factors, including: PSEG’s 2002 return on equity, PSEG’s operating activities, the performance of Mr. Ferland and his direct reports, the performance of individual business units, and safety and financial performance.

     The 1989 Long-Term Incentive Plan and the 2001 Long-Term Incentive Plan are designed to provide a direct linkage between the executive’s interests and increases in shareholder value by encouraging certain executives of PSEG and its subsidiaries to increase their ownership of PSEG Common Stock. They are also designed to motivate and reward executives for meeting corporate objectives that are intended to more closely align the executives’ interest with the long-term interests of PSEG’s shareholders.

     Under the 2001 Long-Term Incentive Plan, only non-qualified stock options can be granted and individual grants cannot exceed 1,000,000 shares annually. No grants have been made under the 1989 Plan since 2001. In 2002, the 1989 Plan was amended to eliminate tandem option grants.

     Grant levels are determined by the Committee based upon several factors including the participant’s ability to contribute to the overall success of PSEG and its subsidiaries and competitive market data. The level of grants and the value of any performance units are reviewed annually by the Committee. The Committee does not consider the current level of options held by executive officers when determining option grants.

     In 2002, the total value of the grant of options to executive officers as a group was targeted at the median of the competitive market, but, depending upon individual factors for particular executives, in some cases was either above or below the median. In 2002, Mr. Ferland was granted 350,000 non-tandem options. The value of the grant of stock options to Mr. Ferland was below the median of the comparative market data.

     Mr. Ferland has been awarded 210,000 shares of restricted PSEG Common Stock under an Employment Agreement entered into in 1998 and amended in 2001, which shares vest in stages annually through 2007. The award was designed to align his interests with an increase in shareholder value and to incent him to remain with PSEG as CEO through March 31, 2007.

     Section 162(m) of the Internal Revenue Code generally denies a deduction for Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for compensation pursuant to stockholder-approved performance-based plans. In 2002, the Committee and PSEG determined to seek stockholder approval of the 2001 Long-Term Incentive Plan and the Restated and Amended Management Incentive Compensation Plan. Stockholder approval was received at the 2002 Annual Meeting. As a result, compensation under these plans is not now subject to the Section 162(m) limitation on deductions. In 2002, for purposes of Section 162(m), Messrs. Ferland and O’Flynn had compensation in excess of $1 million. The Committee and PSEG will continue to evaluate executive compensation in light of Section 162(m).

     Members of the Organization and Compensation Committee:

Raymond V. Gilmartin, Chairman Ernest H. Drew Conrad K. Harper	William V. Hickey Shirley Ann Jackson

February 18, 2003

AUDIT COMMITTEE REPORT

     The Audit Committee of the PSEG Board of Directors is composed solely of independent directors. It operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to the PSEG Proxy Statement and posted on PSEG’s website. It is annually reviewed and assessed for adequacy by the Audit Committee.

     Management is responsible for PSEG’s financial statements and internal controls. The independent auditors of PSEG, Deloitte & Touche LLP, report directly to the Audit Committee and are responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee’s overall responsibility is to assist the Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

     In performance of its responsibilities, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that PSEG’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and other requirements including the following:

•	methods used to account for significant transactions;

•	the effect of significant accounting policies in emerging areas;

•	the process used by management in formulating accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•	any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements; and

•	critical accounting policies.

     The independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence with respect to PSEG and its management. The Committee has also reviewed the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining the firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Committee has considered whether the independent auditors provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditors, are compatible with maintaining the independent auditors’ independence. On the basis of its review, the Committee determined that the independent auditors have the requisite independence.

     Based on the Committee’s discussions with management, the internal auditors and the independent auditors, the Committee’s review of the audited financial statements, the representations of management regarding the audited financial statements and the report of the independent auditors to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

     Members of the Audit Committee:

Albert R. Gamper Jr., Chairman William V. Hickey Shirley Ann Jackson	Marilyn M. Pfaltz Richard J. Swift

February 18, 2003

FEES BILLED TO PSEG BY DELOITTE & TOUCHE LLP FOR 2002 AND 2001

     The appointment, termination, compensation and oversight of the work of the independent auditors, Deloitte & Touche LLP, is the direct responsibility of the Audit Committee of the PSEG Board of Directors, which reviews their independence, the services provided and their fees, as well as peer review reports of their performance. All fees paid to Deloitte & Touche LLP for all services, audit and non-audit, provided to PSEG and its subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

     The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for audit services rendered for the years ended December 31, 2002 and 2001 totaled $4,212,061 and $3,321,908, respectively. The fees were incurred for audits of the annual consolidated financial statements of PSEG and its subsidiaries, reviews of financial statements included in quarterly reports on Form 10-Q of PSEG and its subsidiaries and for services rendered in connection with certain financing transactions and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

     The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2002 and 2001 totaled $296,100 and $233,780, respectively, primarily related to audits of PSEG’s employee benefit plans and performing certain attest services.

Tax Fees

     The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2002 and 2001 totaled $1,922,333 and $57,215, respectively.

All Other Fees

     The aggregate fees billed to PSEG and its subsidiaries by Deloitte & Touche for the year ended December 31, 2002 and 2001 for services other than the services described above totaled $267,061 and $1,621,998, respectively, primarily for regulatory assistance (2002) and acquisition due diligence (2001).

Deloitte Consulting

     Included in the above amounts are approximately $254,000 in fees billed by Deloitte Consulting for the year ended December 31, 2001. Deloitte & Touche intends to separate Deloitte Consulting from Deloitte Touche Tohmatsu during the first quarter of calendar 2003.

PERFORMANCE GRAPH

     The graph below shows a comparison of the five-year cumulative total return assuming $100 invested on December 31, 1997 in PSEG Common Stock, the S&P 500 Composite Stock Price Index, the Dow Jones Utilities Index and the S&P Electric Utilities Index.

	1997	1998	1999	2000	2001	2002

PSEG	100.00	133.61	123.03	181.85	165.67	133.62
S&P 500 Stock Index	100.00	128.52	155.53	141.36	124.63	97.16
Dow Jones Utilities	100.00	118.59	111.93	168.96	124.81	95.70
S&P Electric Utilities	100.00	116.18	97.29	149.45	124.50	105.73

Proposal 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditors to make the annual audit of the books of account and supporting records of PSEG for 2003, subject to the ratification of the stockholders at the Annual Meeting of Stockholders.

     Deloitte & Touche LLP has made the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

Proposal 3

STOCKHOLDER PROPOSAL

     This proposal was originally submitted by a stockholder in connection with the 2002 Proxy Statement and Annual Meeting and was resubmitted this year in accordance with applicable Securities and Exchange Commission rules. The proposal is printed exactly as it was resubmitted.

     Mr. John A. Dal Pan, 154 Mc Cosh Road, Upper Montclair, NJ 07043, owner of 6,317 shares of Common Stock, has informed PSEG that he intends to present for action at the Annual Meeting the following resolution:

     “Resolved: The shareholders urge our Board of Directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position. The attendance record of each incumbent Director should also be included.

     Supporting statement:

     Last year this proposal was put forth for the first time receiving support of more than 8% of the voted shares indicating that there is Stockholder support for this resolution.

     Although our company’s Board of Directors claims to have long recognized the importance of a sound procedure for the nomination of Directors and believes that the current process serves the stockholders well, we disagree. We believe that the Stockholders, the owners of the Company, can be better served if they are given a choice when voting for Directors.

     Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of chair “choosing” his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

     Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of directors’ elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serve on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The “real” selection comes through the nominating committee, a process too often influenced, if not controlled by the very management the board is expected to scrutinize critically.

     Our company should offer a rational choice when shareholders elect directors. Would such a process lead to board discontinuity? Perhaps, but only with shareholder’s, the company owners, approval.

     Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidate? Surely our board should not be made of those intolerant of competition. Would such a procedure be “awkward” for management when it recruits candidates? Hopefully so. (Management could print a nominee’s name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the final decision on who serves as a board director from the hands of management, and place it firmly in those of the shareholders.

     We urge you to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

     The Board of Directors has long recognized the importance of a sound procedure for the nomination of Directors and believes that the current process serves stockholders well.

     The Board’s current practice of nominating a single candidate for each Board position is consistent with the longstanding and widespread practice of major companies. The proponent does not cite any example of a corporation that has adopted the process he recommends. Last year, PSEG stockholders overwhelmingly rejected this proposal.

     At present, the Corporate Governance Committee of the Board, which consists solely of independent Directors, monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial expertise and independence. This Committee also considers the qualifications of existing Board members and new nominees, before recommending such individuals for election or re-election to the Board. The Board then selects nominees based on the Committee’s recommendation.

     Following nomination, and in accordance with federal securities laws that require all companies to include in their proxy material certain information about each candidate, the names, business experience and other information about all nominees, as well as existing Board members, are provided in PSEG’s Proxy Statement to ensure stockholders are in a position to make an informed vote.

     The Board of Directors believes that this proposal would not improve the current nomination process. The Board is responsible for advising stockholders in making voting decisions. If the Board were required to nominate two candidates for each open position, as provided by the proposal, the Board would fail in its responsibility to stockholders to identify and recommend the best candidates for Board service. Further, many well-qualified persons would not be willing to participate in the type of contested election that the proposal would require.

     In summary, the procedure set forth by the proposal would not be an efficient or effective means of selecting the most qualified Directors for PSEG. The Corporate Governance Committee will, of course, continue to consider stockholders’ recommendations for nominees for election to the Board of Directors, as well as nominees identified by the Board members and management. The Board believes that the current process provides stockholders with the best candidates and is therefore in the best interests of PSEG.

The Board of Directors recommends a vote AGAINST this proposal.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 10, 2003.

DISCRETIONARY PROXY VOTING AUTHORITY

     If PSEG is not notified by January 24, 2004 of any proposal intended to be presented for consideration at the 2004 Annual Meeting of Stockholders, then the proxies named by PSEG with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

     If any matters not described in this Proxy Statement should come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board of Directors and the management of PSEG did not know of any other matters which might be presented for stockholder action at the meeting.

SOLICITATION

     The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by PSEG. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of PSEG and its subsidiaries, in person or by telephone, electronically or by facsimile. PSEG has also retained Morrow & Co. to aid in the solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $10,000, plus reimbursement of expenses.

ANNUAL REPORT ON FORM 10-K

     PSEG will also provide without charge to each person solicited, on the written request of any such person, a copy of its Annual Report on Form 10-K for the year 2002, which has been filed with the Securities and Exchange Commission. Any such request should be made in writing to Morton A. Plawner, Treasurer, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. Any such copy of PSEG’s Annual Report on Form 10-K so furnished will not include any exhibits thereto, but will be accompanied by a list briefly describing all such exhibits, and PSEG will furnish any such exhibit upon request and upon payment of the fee specified therefore. The Form 10-K is also available on PSEG’s website >www.pseg.com/corporategovernance.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO STOCKHOLDERS

     Stockholders can elect to view future Proxy Statements and Annual Reports electronically over the Internet instead of receiving paper copies in the mail. To do so, please logon to www.pseg.com/edelivery and follow the instructions. Each year, stockholders who choose this option will receive the Internet address where the materials can be found.

     Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple security holders sharing an address unless PSEG has received contrary instructions from one or more of the security holders. PSEG undertakes to deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a security holder at a shared address to which a single copy of the documents was delivered if the security holder notifies PSEG that the security holder wishes to receive a separate copy of the Annual Report and Proxy Statement by writing to PSEG Services Corporation, Stockholder Services, P.O. Box 1171, Newark, New Jersey 07101-1171 or by phoning 1-800-242-0813.

     Security holders sharing an address can request delivery of a single copy of Annual Reports or Proxy Statements if they are receiving multiple copies of Annual Reports or Proxy Statements by writing or phoning as noted above.

By order of the Board of Directors, EDWARD J. BIGGINS, JR. Secretary

March 3, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

  Committee Role and Organization

     The Audit Committee of the Board of Directors of Public Service Enterprise Group Incorporated (the “Corporation”) assists the Board in fulfilling its responsibility for oversight of the integrity of the Corporation’s financial statements, and the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. The Audit Committee’s responsibilities also include assisting the Board in its oversight of the Corporation’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditors, and the performance of the independent auditors and the internal auditors. The Audit Committee shall perform such other duties as are directed by the Board or are required by law. The Committee shall have open and free access to all information and is empowered to investigate any matter involving the Corporation or its subsidiaries. The Committee may retain appropriate resources to assist it in discharging its responsibilities.

     The Audit Committee shall consist of three or more independent Directors who are generally knowledgeable in financial matters, including at least one member with accounting or financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, or that would render such member not to be independent under applicable law. For this purpose, a member of the Audit Committee may not, other than in his or her capacity as a Board or Committee member, accept any consulting, advisory or other compensatory fee from the Corporation, and may not be an affiliated person of the Corporation or of its subsidiaries. The Board will appoint and may remove members of the Audit Committee and will determine the Chair of the Committee, upon recommendation of the Corporate Governance Committee.

     The Committee will meet at least three times per year in discharge of its duties. The Committee shall maintain free and open communication (including private executive sessions) with the independent auditors, the internal auditors, the environmental health and safety auditors and management.

  Independent Auditors

     The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditors of the Corporation. The independent auditors shall report directly to the Audit Committee.

     The Audit Committee shall ensure that the independent auditors submits on at least an annual basis a formal written statement delineating all relationships between the auditors and the Corporation and certifying the auditors’ independence, in accordance with Independence Standards Board Standard No. 1 and applicable law. The Audit Committee shall discuss with the auditors its independence and such disclosed relationships that may impact on the objectivity or independence of the independent auditors. The Committee shall take such actions in its judgment as are necessary or appropriate to assure the independence of the auditors. The Audit Committee, or the Chair of the Committee, shall pre-approve the fees to be paid to the independent auditors for all services.

  Committee Duties

     In carrying out its responsibilities, the Committee will:

•	Review the adequacy of the Audit Committee Charter annually and submit Charter revisions to the Board for consideration, as required.

•	Review the annual audited and the quarterly financial statements, and management’s discussion and analysis of financial condition and results of operations, with the independent auditors, management and the internal auditors. This review will cover both the acceptability and the quality of the Corporation’s financial statements, including the matters required by Statement on Auditing Standards No. 61.

A-1

•	Review with the independent auditors, management and the internal auditors the acceptability and application of policies and practices with respect to accounting, reporting and auditing, and the adequacy of internal controls.

•	Provide for pre-approval of the scope of all services to be provided by the independent auditors and the fees associated therewith.

•	Recommend to the Board of Directors the inclusion of the audited financial statements in the Corporation’s Form 10-K Annual Report to the Securities and Exchange Commission.

•	Issue an annual Audit Committee Report for inclusion in the Corporation’s Proxy Statement.

•	Resolve disagreements which may arise between management and the independent auditors regarding financial reporting.

•	Assure that the Corporation has adequate, independent procedures for:

o	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

o	the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Provide oversight of the internal audit and environmental, health and safety audit functions of the Corporation, including review and discussion of reports at least annually by these functions summarizing audit findings and implementation by management of recommendations made by the auditors.

•	Review the status of pending material litigation, and legal and business conduct compliance.

•	Report Audit Committee activities to the Board.

A-2

     The New Jersey Performing Arts Center (NJPAC) is located on the riverfront at McCarter Highway and Center Street, near the Gateway Center and Penn Station. A total of 1,600 parking spaces are available in three surface lots and the underground Military Park garage.

FROM THE SOUTH
Via the New Jersey Turnpike: (Northbound) Take the New Jersey Turnpike North to Exit 15W (Newark/The Oranges) for Route 280 westbound. After the toll booth, follow Route 280 West to Exit 15A (Route 21 South–Downtown). Follow signs to Route 21 (aka McCarter Highway) and turn south onto Route 21. Follow Route 21 to Center Street, make a right on Center Street and turn right at Mulberry Street for adjacent parking or continue two blocks to the Military Park garage, located on the left.	FROM THE NORTH
Via the New Jersey Turnpike: (Southbound) Take the New Jersey Turnpike South to Exit 15W or 15E (Newark/ The Oranges). After the toll booth, follow Route 280 West to Exit 15A (Route 21 South–Downtown). Follow signs to Route 21 (aka McCarter Highway) and turn south onto Route 21. Follow Route 21 to Center Street, make a right on Center Street and turn right at Mulberry Street for adjacent parking or continue two blocks to the Military Park garage, located on the left.	FROM THE WEST
Via Route 280: Take Route 280 East to Exit 15 (Route 21 South–Downtown). At the traffic light at the bottom of the ramp, make a right onto Route 21 South (aka McCarter Highway). Continue on Route 21 South to Center Street, make a right on Center Street and turn right at Mulberry Street for adjacent parking or continue two blocks to the Military Park garage, located on the left.	FROM NEW YORK
Via the New Jersey Turnpike: Leave the city through the Lincoln Tunnel and continue west on Route 495, staying left for the entrance to the New Jersey Turnpike. Take the turnpike south to Exit 15W (Newark/The Oranges). After the toll booth, follow Route 280 West to Exit 15A (Route 21 South–Downtown). Follow signs to Route 21 (aka McCarter Highway) and make a right onto Route 21 South. Follow Route 21 to Center Street, make a right on Center Street and turn right at Mulberry Street for adjacent parking or continue two blocks to the Military Park garage, located on the left.

Via the Garden State Parkway: (Northbound) Follow the Garden State Parkway North to Exit 142 (Route 78). Take Route 78 East. Stay right and follow Route 1 and 9 north to Route 21 (aka McCarter Highway). Travel across the viaduct into downtown Newark. Stay in the left-turn lanes and turn left at the second light. Continue one block and turn right onto Broad Street. Follow Broad Street 18 blocks to Park Place. Bear right at Park Place and enter the Military Park garage to the left or turn right onto Center Street and left at Mulberry Street for adjacent parking.	Via the Garden State Parkway: (Southbound) Take the Garden State Parkway South to Exit 145. Follow signs to Route 280 eastbound. Take Route 280 East to Exit 15 (Route 21 South–Downtown). At the traffic light at the bottom of the ramp, make a right onto Route 21 South (aka McCarter Highway). Continue on Route 21 South to Center Street, make a right on Center Street and turn right at Mulberry Street for adjacent parking or continue two blocks to the Military Park garage, located on the left.	Via Route 78: Take Route 78 East until it splits near Newark Airport. Stay right and follow Route 1 and 9 to Route 21 (aka McCarter Highway). Travel across the viaduct into downtown Newark. Stay in the left-turn lanes and turn left at the second light. Continue one block and turn right onto Broad Street. Follow Broad Street 18 blocks to Park Place. Bear right at Park Place and enter the Military Park garage to the left or turn right onto Center Street and left at Mulberry Street for adjacent parking.	Via Mass Transit: Board the train at New York’s Penn Station and travel to Penn Station, Newark. Take the new shuttle bus, dubbed “The Loop” to the NJPAC. To walk, exit the station via Raymond Boulevard and continue two blocks west to Mulberry Street. Turn right on Mulberry and walk two blocks north to the NJPAC.

Directions for reaching Newark, New Jersey, by bus or train may be obtained by calling New Jersey Transit at 1-800-772-2222 from Northern New Jersey and Mercer County, 1-800-582-5946 from Southern New Jersey and 1-973-762-5100 from outside of the State.

Public Service Enterprise Group Incorporated
80 Park Plaza, Newark, New Jersey 07101-1171

Arrangements have been made to provide free parking within close proximity to the New Jersey Performing Arts Center at locations designated (P) on the map above.

Please bring your parking ticket with you to the meeting so that it can be validated by PSEG. Reasonable parking expenses incurred at locations other than those shown above will be reimbursed. Detailed directions appear on the immediately preceding page.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
80 PARK PLAZA, P.O. BOX 1171
NEWARK, NEW JERSEY 07101-1171

VOTE BY INTERNET – www. proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 14, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 14, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Public Service Enterprise Group Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PSEGR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSALS 1 AND 2

1.	ELECTION OF DIRECTORS
		For	Withhold	For All	To withhold authority to vote, mark "For All Except"
	Nominees for Class I term expiring in 2006 are:	All	All	Except	and write the nominee’s number on the line below.
01) Caroline Dorsa
	02) Ernest H. Drew	|_|	|_|	|_|
03) E. James Ferland

Nominee for Class III term expiring in 2005 is:
04) Thomas A. Renyi

Vote On Proposals		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year 2003.	|_|	|_|	|_|

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.		For	Against	Abstain

3.	Stockholder proposal relating to the nomination of at least two candidates for each open Board position.	|_|	|_|	|_|

If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated.	|_|

Please indicate if you plan to attend the Annual Meeting by marking the appropriate box.	|_| Yes	|_| No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Public Service Enterprise Group Incorporated

2003 Annual Meeting of Stockholders

April 15, 2003 at 2:00 p.m. at the

New Jersey Performing Arts Center (NJPAC) - One Center Street, Newark, NJ 07102

(Registration Begins at 12:30 p.m.)

Please refer to the 2003 Proxy
Statement for maps and directions to the NJPAC.

For wheelchair and hearing impaired seating, please see a host/hostess for assistance.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING.

PROXY FROM	Public Service Enterprise Group Incorporated 80 Park Plaza, P.O. Box 1171 Newark, N.J. 07101-1171	PROXY FROM

Tear Hear	Tear Hear

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
April 15, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints E. James Ferland, Ernest H. Drew and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 15, 2003 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

Please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Address Changes/Comments:

(If you noted Address Changes/Comments above, please mark the corresponding box on the reverse side.)

MAKING THINGS WORK

PSEG'S FIRST CENTURY

1903

CELEBRATING 100 YEARS...

2003

It is with great pride that PSEG is making its 100TH anniversary book, ***"Making Things Work – PSEG's First Century"***, available to our shareholders for purchase.

While much has changed over the last 100 years, you will see when reading our story that many things have remained constant: PSEG's steadfast commitment to shareholders, employees and customers, and to the communities PSEG serves in New Jersey, and now around the world.

This book, rich with photographs and memories, is available for **$15** (which includes postage and handling). ***Checks should be made payable to PSEG and sent to:***

100TH ANNIVERSARY BOOK ORDER
PSEG
Communications and Research Services
80 Park Place – P3B
Newark, New Jersey 07102

Please be sure to include your name, address and telephone number with your order. Please allow 4 to 6 weeks for delivery.

To see images and a sample chapter of the book, visit **pseg.com/book.**

1903 - 2003

PSEG

celebrating 100 years